2009 First Half Outlook:

More Questions Than Answers

Market Mosaic is a quarterly newsletter published for our customers, suppliers and stakeholders by the Market Analysis group of The Mosaic Company. The Spring and Fall issues recap our assessment of the near term outlook for agricultural and crop nutrient markets. The Summer and Winter issues provide an in-depth look at topics of special interest to our readers.

Michael R. Rahm

Vice President

mike.rahm@mosaicco.com

Joseph Fung

Market Analyst

joseph.fung@mosaicco.com

Mathew Philippi

Market Analysis Assistant

matt.philippi@mosaicco.com

North American crop nutrient producers and distributors head into the spring season with more questions than answers due to the extreme market volatility during the past year as well as fallout from the global economic crisis. This issue of Market Mosaic probes some of those questions and provides our assessment of how the spring season may play out. Answers will become clear during the next several weeks and, following a long winter, crop nutrient suppliers agree that the spring season cannot arrive soon enough.

Will demand rebound this spring?

This is the question that most producers and distributors have asked since the end of one of the worst fall application seasons on record. Non-scientific surveys and numerous anecdotal reports indicate that crop nutrient use last fall likely was off 25% to 50% from normal (see inside). Large declines in producer shipments so far this year are consistent with a drop of this magnitude.

We do not project a rebound in shipments this spring that would make up for the large decline last fall. As a result, U.S. crop nutrient use is forecast to decline significantly in 2008/09. The severity of the decline is expected to vary by nutrient and will depend ultimately on the crop mix and how deeply farmers cut application rates this spring.

Our nutrient demand forecasts assume that U.S. farmers will plant 84 to 85 million acres of corn, 77 to 78 million acres of soybeans and 58 to 59 million acres of wheat this year. Based on the reaction to the Prospective Plantings report released by the U.S. Department of Agriculture (USDA) on March 31, we expect that the market will coax a few more acres of soybeans than what farmers indicated they intended to plant when the survey was conducted during the first half of March. In addition, we assume that farmers will reduce nitrogen application rates modestly but cut phosphate and potash rates 10% to 30% in response to lower crop prices and higher retail costs for these nutrients.

Based on these assumptions, U.S. nutrient demand is forecast to decline 9% to 13% this year with nitrogen, phosphate and potash use dropping 4% to 5%, 11% to 20%, and 20% to 32%, respectively, depending on the magnitude of the cuts in application rates. If these forecasts are on target, the estimated drop in U.S. nutrient use this year would register as the largest one-year decline since the 15% drop in 1982/83. Total planted acreage plunged almost 12% or more than 40 million acres and corn acreage alone dropped almost 22 million acres in 1983 as a result of a large and unexpected payment-in-kind (PIK) land set aside program. It is noteworthy that the projected decline this year is expected to result mainly from large reductions in application rates.

Phosphate and potash shipments are projected to decline even more than use this year due to a large expected drawdown of distribution pipeline inventories this year. For example, U.S. DAP/MAP shipments are projected to decline 27% to 40% this year as a result of an 11% to 20% drop in phosphate use as well as a de-stocking of the distribution pipeline.

— continued inside

Why will crop nutrient shipments and use decline so much this year?

The large projected declines in shipments and use are the result of a number of developments during the past year. First, agricultural commodity prices have declined from the record levels of last summer. Grain and oilseed prices today are trading at high levels by historical standards, but market signals this spring are not nearly as strong as the super-charged signals that caused farmers around the world to plant record area and intensify cropping practices last year.

The charts show the large differences between new crop prices this year versus a year ago. For example, the 2008 new crop price of corn broke the $6.00 per bushel barrier on April 2, 2008 and the daily closing price of this contract averaged $6.20 per bushel during April and May last year. Those are super-charged signals. By comparison, the 2009 new crop price of corn closed at $4.36 per bushel on March 31, 2009. That is a good price, but it translates into $300 to $350 less revenue per acre for corn growers in the heart of the Corn Belt. The story is similar for soybeans and wheat. In the case of wheat, the USDA now estimates that total U.S. wheat acreage will decline 7% or 4.5 million acres this year.

Second, retail costs of most crop inputs have increased or remain at high levels this year. Crop nutrients have received much of the blame, but costs of other inputs have continued to increase this year. For example, the Iowa State University Extension Service estimates that the costs of seed and herbicide for a high-yield corn operation in Iowa will increase 49% or almost $49 per acre from last year. The USDA’s overall production cost index in March was at the same high level as a year earlier, but the index for seeds for field crops was up 32%, the index for herbicides was up 7%, the index for crop nutrients was unchanged and the index for fuel was down 46% from a year earlier. The indexes for seeds and crop nutrients, however, were up 61% and 74%, respectively, from three years ago.

Although wholesale prices of many crop nutrient products have declined, retail prices in some cases still reflect higher-cost inventories that are working through the supply chain. That has caused a pricing stalemate between retail dealers who are pricing product based on inventory costs and many farmers who are expecting prices closer to current replacement values. This stalemate has caused many farmers to delay purchases until the very last minute or cut application rates this year.

Finally, the expected decline in farm profitability coupled with uncertainties about commodity prices has made some farmers and their bankers more cautious this year. Cautious planning favors crops such as soybeans that require less working capital and often utilizes more conservative grain price forecasts that result in less intensive cropping recommendations.

Can producers and distributors deliver the crop nutrients required this spring?

Based on the demand forecasts described above, our answer – at least for phosphate and potash – is ‘yes’. Even though domestic phosphate and potash shipments nearly ground to a halt during the last several months, the supply chain should have the capacity to deliver the tonnage still required this spring. The spring season could test this capacity under a scenario that assumes much-better-than-expected demand, idled or out-of-position transportation equipment, and a late and simultaneous opening of the spring season. The likelihood of that scenario looks low to us at this point. However, it does not eliminate the possibility of stock-outs in some areas.

The drop in shipments so far this year is unprecedented. In the case of phosphate, domestic DAP/MAP shipments during the first eight months of the fertilizer year (Jul-Feb) declined 41% or almost 2.2 million tons from a year earlier. The market, for all intents and purposes, went dormant in the fourth quarter of 2008 as shipments plunged 61% from a year ago. Domestic shipments have picked up since January, however. In fact, February shipments matched the three-year average for the month and were the highest since last May.

Two demand scenarios are considered to estimate the shipments still required to meet demand during the last four months of the fertilizer year (Mar-Jun). The first assumes that U.S. phosphate use declines 11% and DAP/MAP shipments plunge 27% due to a de-stocking of the distribution pipeline. In this case, monthly shipments in line with three-year averages for the remaining months are sufficient to meet projected demand.

The second scenario assumes that U.S. phosphate use declines 20% and DAP/MAP shipments plunge 40%. Under this scenario, monthly shipments less than minimums of the five-year ranges for the remaining months are sufficient to meet projected demand. At this point, the first scenario looks more likely to us than the second.

In the case of potash, domestic shipments also have stalled. North American MOP shipments from July through February were off 38% or more than 2.5 million tons KCL from the same period a year earlier. Domestic potash shipments have slowed, especially during the last few months. In fact, shipments from December through February were off 64% from the same period a year earlier.

Two potash demand scenarios also are considered in order to gauge shipments required for the remainder of the fertilizer year. The first assumes that U.S. potash use declines 20% and North American MOP shipments decline 24% this year. Shipments are expected to remain at low levels in March. Under this scenario, monthly shipments during the final three months of the fertilizer year (Apr-Jun) would have to exceed the three-year averages for these months in order to meet projected demand. This scenario is possible, but it doesn’t align with the open buying interest reported by trade publications or from our customers.

The second scenario assumes that U.S. potash use plummets 32% and North American shipments plunge 38% this year. Under this scenario and assuming minimum March movement, monthly shipments less than the minimums of the five-year ranges for the remaining months are sufficient to meet projected demand. At this point, the second scenario looks more likely than the first.

What could change these demand scenarios?

Grain and oilseed prices are the most powerful drivers of crop nutrient demand. A run-up or collapse in commodity prices still could alter the demand outlook for this spring, but we rate the odds of that happening as low. Our demand forecasts assume that agricultural commodity prices will trade within a narrow range around current high values through the 2009/10 crop year. That assumes normal weather and trend yields this year, no change in government policies such as meaningful adjustments to U.S. ethanol mandates, blending credits and import tariffs, and no Great Depression-like collapse of the global economy.

Futures prices indicate that commodity traders are betting on a similar scenario. New crop prices are trading at current high levels for the next three crop years. For example, 2009, 2010 and 2011 new crop corn closed at $4.36, $4.48 and $4.58 per bushel on March 31. Not all analysts subscribe to this view (see right).

New Crop Closing Prices on March 31, 2009

$ Bu	Corn	Soybeans	S:C Ratio	HRW Wheat
2009	$4.36	$8.92	2.05	$5.84
2010	$4.48	$9.12	2.04	$6.31
2011	$4.58	$9.17	2.00	$6.49

Contract	Dec	Nov		Jul

Source: CBOT and KCBOT

Will The Decline In Nutrient Use Reduce Yields This Year?

We expect that analysts, commodity traders and many others will begin asking this question more frequently when the magnitude of the decline in global crop nutrient use this year becomes clear. Demand is expected to decline in a number of leading agricultural producing countries. For example, final statistics show that Brazilian crop nutrient shipments declined 9% or 2.2 million tonnes to 22.4 million tonnes in 2008. We project that shipments will stay flat at this level in 2009. Although a smaller market, Argentine shipments declined 29% or almost 1.1 million tonnes last year and prospects this year continue to look highly uncertain given the growing rift between the government and farmers. The drop in crop nutrient use last year may have exacerbated the impact of the drought in these countries and contributed to the smaller harvests this year.

As described above, we estimate that U.S. nutrient use could decline 9% to 13% in 2008/09, the second largest one-year decline in history. In the past, large drops in nutrient use were the consequence of land set aside programs – farmers planted and fertilized fewer acres. The projected decline this year is different because it results mainly from large declines in application rates, especially deep expected cuts in phosphate and potash rates. Farmers who maintain high levels of phosphorus (P) and potassium (K) in their soils may not jeopardize yields by cutting back these nutrients for one year, but that is not the case for soils testing low in P&K. Our agronomic team, working with outside consultants, developed a model to assess the impact of lower P&K application rates on yields and profitability. The table shows model results for 10%, 50% and

— continued on outside flap

The Case for Lower Agricultural Commodity Prices

Some analysts forecast that agricultural commodity prices could decline to more traditional trading ranges due to the large increase in global grain stocks this year, improvement in southern hemisphere crops, further deterioration of the global economy and thus weaker demand for both food and energy, and a strong start to the northern hemisphere planting season.

The chart shows global stocks of the 16 leading grain and oilseed crops. The cross-hatched bar is the USDA’s March 11 estimate of 2008/09 ending stocks. The green bars are our estimates of 2009/10 ending stocks under low, medium and high production and use scenarios. The line shows stocks as a percentage of use.

The build in grain stocks this year no doubt provides a much larger cushion to absorb any supply shock this year than levels of the past several years. The latest USDA estimates show that global stocks are projected to increase 17% or almost 71 million tonnes during the 2008/09 crop year. That is the third largest one-year build since 1970.

Bears build their case on two assumptions: a three-peat of the record harvests of the last two years and weaker food and energy demand growth. The chart illustrates that another bumper crop in 2009 combined with slower demand growth could produce another increase in inventories and build global stocks at the end of 2009/10 to the highest level since the beginning of this decade.

The magnitude of the increase in global grain and oilseed production during the last two years illustrates the challenge of a three-peat, however. Farmers harvested almost 25 million more hectares in 2008 than in 2006. That is slightly more than the area harvested by Canadian farmers last year! We project that harvested area will decline slightly in 2009 due to weaker agricultural commodity prices. The USDA’s Prospective Plantings report released on March 31 showed that U.S. farmers intended to plant about 7.5 million fewer acres to the 22 principle crops in 2009.

In addition, the average yield last year exceeded the 10-year trend by a wide margin. A number of countries noted for significant yield variability produced extraordinary crops last year. A repeat performance by Russia, Ukraine and some countries of the EU-27 is required despite weaker signals from agricultural commodity markets and fallout from the global economic crisis.

The projected stock build this year clearly is the result of back-to-back record harvests rather than widespread demand destruction. USDA’s latest estimate shows that world grain and oilseed use will increase a solid 2.4% to a record 2.56 billion tonnes in 2008/09. The current estimate, however, is down almost 30 million tonnes from a September 2008 forecast due to the slowdown in the global economy.

As noted in the last issue of Market Mosaic, we expect that the duration and severity of the current economic downturn will match that of the last severe recession in 1981/82. Global grain and oilseed demand slowed modestly at that time. We do not expect that demand will respond differently during the current recession.

The Case for Higher Prices

Bulls build their case based on expectations of steady demand growth in 2009/10 and a potential drop in global grain and oil-seed production this year. Under this scenario global grain and oilseed stocks could drop to an unsafe level by the end of the 2009/10 crop year. Unsafe is defined as a level that is not sufficient to make up for a potential production shortfall in 2010 without causing a sharp rise in grain and oilseed prices.

Bulls argue that markets have been lulled into complacency as a result of extraordinary harvests during the last two years. For example, the most recent USDA estimates show that global grain and oilseed production increased 4.4% or 106 million tonnes in 2007 and another 4.7% or 118 million tonnes in 2008. The increase in production during each of the last two years is a little larger than an average Argentine harvest and a little less than an average Brazilian crop.

Farmers around the world responded to high agricultural commodity prices by planting more area and intensifying cropping practices during the last couple of years. Mother Nature also cooperated. The result was record yields both years. However, if the 2008 yield would have just equaled trend, global production would have totaled 77 million tonnes less than the actual harvest and the world would drawn down stocks slightly this year!

Bulls point to recent developments as cause for concern. Price signals while still strong are weaker than a year ago. U.S. farmers planted 3.4 million less acres of winter wheat last fall than the year before and intend to plant less acreage this year. Southern hemisphere farmers are harvesting smaller than expected crops, leaving less margin for error in northern hemisphere this year. Farmers around the globe have or are expected to cut back on crop inputs, particularly crop nutrients.

On the demand side, many countries are implementing aggressive expansionary monetary policies and large fiscal stimulus packages in order to combat the global economic downturn. Bulls expect that these policies not only will stimulate grain and energy demand but could potentially fuel inflation – all bullish for agricultural commodity prices. They also maintain that these policies likely will take hold and stimulate demand only after farmers have planted fewer acres and applied less technology to their 2009 crops.

P & K Application Effects

	Inputs		Economic Optimum	10%	P & K Cut 50%	100%
Yield Potential (bu acre)	180	Yield (bu acre)	180	175	155	113

Estimated Yield Without N (bu acre)	100
		Profit Maximizing Application Rates

P Soil Test—Bray P1 (ppm)	10	N (lbs N)	142	142	142	142

K Soil Test (ppm)	110	P (lbs P2O5)	82	74	41	0

Corn Price ($ bu)	3.85	K (lbs K2O)	59	53	30	0

Ammonia price ($ ton)	550	Fertilizer Cost ($ acre)	115	108	81	48

N Cost ($ lb N)	0.34	Yield Change (bu acre)	na	-5	-25	-67

DAP Cost ($ ton)	450	Yield Change (%)	na	-2.8	-13.9	-37.2

P Cost ($ lb P2O5)	0.36	Change in Revenue ($ acre)	na	-19.25	-96.25	-257.95

MOP Cost ($ ton)	775	Change in Cost ($ acre)	na	-6.75	-33.73	-67.45

K Cost ($ lb K2O)	0.65	Change in Profit ($ acre)	na	-12.50	-62.52	-190.50

Source: Mosaic

100% reductions in P&K application rates on corn for a farm with low P&K soil levels. Many factors can impact yields, but this model indicates that cutbacks in P&K application rates on soils deficient of these nutrients can reduce both yields and profits.

The magnitude of the decline in global crop nutrient use is not yet known. Estimates published by the International Fertilizer Industry Association (IFA) last November indicate that world nutrient use is projected to decline 2.2% in 2008/09 following extraordinary increases of 4.5% in 2006/07 and 4.7% in 2007/08. Nitrogen use is projected to remain about flat this year, but phosphate and potash demand are forecast to decline approximately 5% and 8%, respectively. Of the major fertilizer-consuming regions, only South Asia is expected to register gains this year due to strong demand growth in India, where retail crop nutrient prices are controlled and farmers were insulated from the extreme price volatility during the past year. The association will conduct its next semi-annual survey of members and release an updated forecast in May. We expect that IFA will revise down demand estimates for 2008/09 based on market developments since November.

What’s in store for 2009/10?

One of the lessons re-learned from the extreme volatility of the past year is that many of the fundamental drivers of crop nutrient prices such as weather, government policies or macroeconomic factors are not predictable. The corollary is that any forecast must clearly spell out the assumptions for these drivers.

That said, we see some hopeful signs that crop nutrient demand will recover and global markets will reach a more stable equilibrium in 2009/10 – based on the following assumptions. On the demand side, grain and oilseed prices are expected to remain close to current high levels. That coupled with lower costs for key inputs such as diesel fuel and crop nutrients underpins a positive outlook for farm profitability and crop nutrient demand. The record harvests of 2007 and 2008 also pulled record amounts of nutrients from soils. Farmers will need to replenish soil nutrients for the 2010 crop, especially if they reduce application rates as much as we project in 2009.

In addition, we expect that distributors will draw down inventories throughout the global distribution pipeline this year. A recovery in nutrient demand combined with even a small re-stocking of the pipeline bodes well for shipments in 2009/10.

Key importers are expected to return to the market for larger volumes during the second half of 2009. We project that Brazil will begin sourcing more normal volumes of phosphate and potash around mid-year, following extraordinarily low shipments during the last six months. History suggests that potash producers and large Chinese and Indian buyers eventually will settle 2009 contracts and producers likely will begin to ship hard into both of these large markets during the second half of the year. Demand prospects in India remain solid assuming another normal monsoon, relatively high agricultural prices and low retail crop nutrient prices. Demand prospects in China also look positive due to increasingly large government programs to support farm income, secure food supplies and re-vitalize rural areas.

On the supply side, producers have reduced output in response to the slowdown in shipments and full warehouses. For example, the U.S. phosphoric acid industry operated at about 30% of capacity in both December and January while North American potash producers operated at just 20% of capacity in February. Recent statistics published by IFA indicate that phosphoric acid production during the fourth quarter of 2008 declined 45% from the previous quarter for the 16 countries that report quarterly output.

Finally, the likelihood of a surge in energy and raw materials costs on the scale of last year looks unlikely at this juncture. As a result, crop nutrient prices are not expected to experience the intense cost-push pressures of last year.

U.S. Fall Nutrient Use

Fall is an important application season in the United States – as important as spring in some states. U.S. farmers on average apply about 40% of their crop nutrients in the fall. In some large agricultural states such as Illinois and Iowa where the window for spring field work is narrow, farmers apply about one-half of their crop nutrients in the fall. In fact, Illinois farmers typically put down as much as 60% of their nitrogen (mainly anhydrous ammonia) in the fall while farmers in Iowa apply almost 60% of their potash in the fall. In other states such as Nebraska and Texas where the window for spring field work is wider or regulations restrict fall application, farmers apply approximately one-third of their crop nutrients in the fall.

The 2008 fall season was a bust by most accounts for a number of well publicized reasons. First, the U.S. harvest was late and many farmers worked to the very end of the season just to get crops out of the field. There was no time to apply nutrients in some regions. Second, farmers postponed decisions about what to plant and what inputs to purchase due to uncertainties about grain and oilseed prices caused by the global financial crisis. Finally, many farmers expected that crop nutrients would cost less this spring than last fall based on the large declines in energy and raw materials costs as well as the drop-off in grain and oilseed prices.

Crop Nutrient Use by Application Season

		2004/05			2005/06			2006/07			Three-Year Total
State	Million Tons	Fall	Total	Fall Pct	Fall	Total	Fall Pct	Fall	Total	Fall Pct	Fall	Total	Fall Pct
IL	Nitrogen (N)	0.61	0.92	66%	0.50	0.94	53%	0.61	1.05	58%	1.72	2.91	59%
	Phosphate (P2O5)	0.12	0.31	40%	0.11	0.30	36%	0.15	0.34	44%	0.38	0.95	40%
	Potash (K2O)	0.22	0.52	42%	0.17	0.46	37%	0.25	0.57	44%	0.64	1.55	41%

	Total	0.95	1.75	55%	0.78	1.70	46%	1.01	1.96	51%	2.74	5.41	51%

IA	Nitrogen (N)	na	na	na	0.48	1.04	46%	0.53	1.20	44%	1.01	2.24	45%
	Phosphate (P2O5)	na	na	na	0.17	0.34	51%	0.19	0.37	51%	0.36	0.71	51%
	Potash (K2O)	na	na	na	0.27	0.48	56%	0.30	0.51	58%	0.57	0.99	57%

	Total	na	na	na	0.92	1.86	50%	1.02	2.09	49%	1.94	3.95	49%

NE	Nitrogen (N)	0.21	0.79	26%	0.25	0.77	33%	0.25	0.81	30%	0.71	2.37	30%
	Phosphate (P2O5)	0.08	0.26	31%	0.09	0.27	33%	0.08	0.26	32%	0.25	0.78	32%
	Potash (K2O)	0.01	0.05	27%	0.01	0.04	25%	0.01	0.05	25%	0.04	0.14	25%

	Total	0.30	1.10	27%	0.35	1.08	32%	0.34	1.12	31%	0.99	3.30	30%

TX	Nitrogen (N)	0.25	0.75	33%	0.26	0.74	35%	0.28	0.81	34%	0.78	2.30	34%
	Phosphate (P2O5)	0.10	0.23	45%	0.09	0.21	43%	0.09	0.21	41%	0.28	0.66	43%
	Potash (K2O)	0.04	0.13	33%	0.05	0.16	34%	0.05	0.15	36%	0.15	0.43	34%

	Total	0.40	1.11	36%	0.40	1.11	36%	0.42	1.17	36%	1.22	3.39	36%

U.S.	Nitrogen (N)	5.41	12.27	44%	4.96	12.04	41%	5.41	13.19	41%	15.79	37.50	42%
	Phosphate (P2O5)	2.15	4.61	47%	1.89	4.48	42%	2.00	4.57	44%	6.04	13.66	44%
	Potash (K2O)	1.97	5.13	39%	1.58	4.72	34%	1.81	5.13	35%	5.36	14.98	36%

	Total	9.54	22.01	43%	8.44	21.25	40%	9.21	22.90	40%	27.19	66.15	41%

Source: AAPFCO

The Mosaic Company Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 (800) 918-8270 toll free (763) 577-2700

This publication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties.

These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the build-up of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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